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                                                                    Exhibit 8.1

                [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

                                 July 31, 1998

First Chicago NBD Corporation
One First National Plaza
Chicago, Illinois 60670

BANC ONE CORPORATION
100 East Broad Street
Columbus, OH 43271

Ladies/Gentlemen:

  We have acted as special counsel to First Chicago NBD Corporation, a Delaware corporation ("FCN"), in connection with the proposed merger (the "First Step Merger") of BANC ONE CORPORATION, an Ohio corporation ("BANC ONE"), with and into BANK ONE CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of BANC ONE ("BANK ONE"), and the proposed merger (the "Second Step Merger" and, together with the First Step Merger, the "Merger") of FCN with and into BANK ONE, each step of the Merger pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated as of April 10, 1998, by and among BANC ONE, FCN and BANK ONE. At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion pursuant to Item 601(b)(8) of Regulation S-K.

  For purposes of the opinion set forth below, we have relied, with the consent of FCN and the consent of BANC ONE, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of FCN and BANC ONE dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the joint proxy statement/prospectus of FCN and BANC ONE (the "Joint Proxy Statement-Prospectus") included therein. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement-Prospectus or the appendices thereto (including the Agreement).

  We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement-Prospectus (and no transaction or condition stated therein and material to this opinion will be waived by any party) and that the Merger will be reported by FCN, BANC ONE and BANK ONE on their respective federal income tax returns in a manner consistent with the opinion set forth below.

  Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that: (i) each of the First Step Merger and the Second Step Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, BANC ONE and BANK ONE will each be a party to the reorganization in respect of the First Step Merger, and BANK ONE and FCN will each be a party to the reorganization in respect of the Second Step Merger; (ii) no gain or loss will be recognized by BANC ONE or BANK ONE as a result of the First Step Merger or by BANK ONE or FCN as a result of
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the Second Step Merger; (iii) no gain or loss will be recognized by the stockholders of BANC ONE who receive solely BANK ONE Capital Stock for their BANC ONE Capital Stock pursuant to the First Step Merger; and (iv) no gain or loss will be recognized by the stockholders of FCN who exchange their FCN Capital Stock solely for BANK ONE Capital Stock pursuant to the Second Step Merger (except with respect to cash received in lieu of a fractional share interest in BANK ONE Capital Stock).

  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to us under the captions "SUMMARY--The Merger--Certain Federal Income Tax Consequences" and "THE MERGER--Certain Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

  This opinion relates solely to certain federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law.

  We are furnishing this opinion in connection with the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                          Very truly yours,

                                          /s/ Wachtell, Lipton, Rosen & Katz